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Exhibit 3.5

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
AVANTI USA INC.

        Avanti USA Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

        FIRST.    The Corporation has not received any payment for any of its stock.

        SECOND.    The amendment of the Certificate of Incorporation of the Corporation set forth below was approved by the Sole Incorporator of the Corporation and was duly adopted in accordance with the applicable provisions of Section 241 of the General Corporation Law of the State of Delaware:

    "The Certificate of Incorporation of the Corporation will be amended upon the filing of the Certificate of Amendment of Certificate of Incorporation of Avanti USA Inc. with the Secretary of State of the State of Delaware by striking paragraph one in its entirety and replacing it with the following: '1. The name of the corporation is Avanti USA (Specialty Chemicals) Inc."'

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Mark Weston, its Sole Incorporator, on this 4th day of February, 2000.

Avanti USA Inc.
/s/ MARK WESTON
By:	Mark Weston
Title:	Sole Incorporator

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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF AVANTI USA INC.